Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	IMMEDIATELY
July 22, 2015

Deltic Announces Preliminary Second Quarter 2015 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the second quarter of 2015 was $.8 million, $.07 a share which compares to results for the second quarter of 2014 of $5.3 million, $.42 a share. The decrease was primarily due to lower operating income from Deltic’s Manufacturing segment mainly as a result of soft markets for both lumber and medium density fiberboard (“MDF”) during the second quarter of 2015. The weakened demand for these wood products was primarily caused by wet weather conditions in the Company’s primary market areas that resulted in reduced demand for building products and thus, reduced sales volumes and lower average sales prices for lumber and MDF. Net cash provided by operating activities was $5.4 million for 2015’s second quarter, compared to $11.1 million in the second quarter of 2014. For the first six months of 2015, net income was $2.7 million, $.22 a share, compared to net income of $10.2 million, $.80 a share for the first six months of 2014. Net cash provided by operating activities was $14.6 million for the first half of 2015 compared to $14.8 million for the same period of 2014.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “The Company’s financial performance for the quarter was significantly affected by the negative impact of both a slower-than-expected recovery of the single-family residential housing market in the United States and wet weather conditions that slowed construction activity and resulted in weak demand for wood products. At Del-Tin Fiber, we completed the repair of the damage caused by the fire that occurred there in March and restarted MDF production. We also accomplished the settlement of the insurance claims under both the property damage and business interruption policies maintained by the plant, and we recorded the positive financial impact of these settlements during the quarter. In the Company’s real estate development operations, we had a successful offering of the second phase in our Wildwood Place development with 28 of 43 lots offered for sale either closed or under contract and scheduled to close by the end of the third quarter. We are also currently developing additional lots in our Chenal Valley development to be offered later this year.”

The Woodlands segment reported operating income of $4.9 million for the second quarter of 2015, a decrease from $5.3 million in 2014’s second quarter, primarily as the result of decreased oil and gas related income. The pine sawtimber harvest in the second quarter of 2015 was 189,480 tons, an 11 percent increase from the 170,737 tons harvested during the second quarter of 2014. The average per-ton sales price for pine sawtimber in 2015’s second quarter was $27, an eight percent increase from the $25 per ton received during the second quarter of 2014. The increase in the volume of pine sawtimber harvested was the planned benefit of strategic timberland acquisitions by the Company in recent years. In the second quarter of 2015, Deltic harvested 120,459 tons of pine pulpwood, which compares to 2014’s second quarter harvest of 123,707 tons. The average per-ton sales price received for pine pulpwood in the second quarter of 2015 was $10, a 25 percent increase when compared to $8 per ton for the second quarter of 2014. Oil and gas lease rental and royalty income totaled $.8 million in the second quarter of 2015 versus $1.5 million for the same period of 2014. The decrease was primarily due to lower natural gas prices received for the Company’s royalty share of gas production. The reduction in royalty income was combined with a decrease in oil and gas lease rental income, as a portion of the amortization of previously received lease rental payments expired, with the acreage now held by production. During the current quarter, Deltic sold 38 acres of non-strategic hardwood bottomland at an average per-acre price of $2,500, compared to 2014’s second quarter sales of 185 acres at an average sales price of $1,700 per acre.

The Manufacturing segment reported operating income of $3.5 million for the second quarter of 2015, which compares to $8.7 million in 2014’s second quarter. The decrease was due to a combination of lower sales volumes and lower average sales prices for both lumber and MDF, increased cost for the logs used as raw material in Deltic’s sawmills resulting from the increased pine sawtimber prices, and higher planned and unplanned maintenance expenses at the Company’s MDF plant. Partially offsetting the operating income decrease caused by these factors was the benefit of income from the business interruption insurance coverage maintained by the plant of $.5 million and gains on involuntary conversion of assets covered by the plant’s property damage insurance totaling $.7 million, as the Company settled insurance claims under both policies during the current quarter. In Deltic’s sawmill operations, the average lumber sales price was $347 per thousand board feet in the second quarter of 2015, a 12 percent decrease from the $393 per thousand board feet reported in the second quarter of 2014. During the second quarter of 2015, the Company sold 61.9 million board feet, a five percent decrease when compared to the second quarter of 2014’s sales of 65 million board feet. The average sales price for MDF for 2015’s second quarter was $565 per thousand square feet, a three percent decrease when compared to an average sales price of $583 per thousand square feet sold in the second quarter of 2014. For the second quarter of 2015, Deltic sold 20.5 million square feet of MDF, a 34 percent decrease when compared to 2014’s second quarter MDF sales of 31.1 million square feet. The decrease in MDF sales volume was due to a combination of softer market demand for MDF during the current-year quarter and fire-related production downtime at the MDF plant. During the current-year quarter, Deltic continued to manage the number of operating hours in its manufacturing facilities to match its production of both lumber and MDF with market demand.

The Real Estate segment reported an operating loss of $.3 million in the second quarter of 2015, compared to operating income of $.2 million for the same period of 2014. There were 12 residential lots sold in the second quarter of 2015 versus 7 lots sold in 2014’s second quarter. Due to the mix of residential lots sold, the current quarter’s average per-lot sales price was $69,500 compared to an average sales price of $92,300 per lot in the second quarter of 2014. There were no sales of commercial acreage during 2015’s second quarter while Deltic sold approximately 1.72 acres of commercial real estate for $500,900 per acre during the second quarter of 2014.

Corporate operating expense was $5.1 million in the second quarter of 2015 compared to $4.5 million for the second quarter of 2014. Interest expense was $1.7 million in the second quarter of 2015 compared to $1.5 million in the second quarter of 2014. Income tax expense in 2015’s second quarter was $.4 million compared to $2.9 million in the prior year’s second quarter. The decrease was a result of lower pretax income in the 2015 quarter.

Capital expenditures were $8.3 million in 2015’s second quarter and $14 million for the first six months of 2015. Capital expenditures for the corresponding periods of 2014 were $3.3 million and $6.5 million, respectively. Timberland acquisition expenditures were $.5 million in the second quarter of 2015 and $.6 million for the first six months of 2015. For the corresponding periods of 2014, timberland acquisition expenditures totaled $11.5 million and $118.1 million, respectively.

For the first six months of 2015, the pine sawtimber harvest was 421,014 tons compared to 380,285 tons during the same period of 2014, while the average pine sawtimber sales price of $27 per ton increased $3 per ton from the prior-year period. The pine pulpwood harvest for the first six months of 2015 was 212,132 tons, at an average price of $10 per ton, compared to 232,716 tons at an average price of $8 per ton in the first six months of 2014. Oil and gas lease rental and royalty income were $2 million in the first six months of 2015 versus $3 million in the first six months of 2014. Sales of timberland for 2015’s first six months totaled 58 acres, with an average sales price of $2,300 per acre, while in the same period of 2014, Deltic sold 345 acres for an average per-acre sales price of $1,400. The average sales price for lumber decreased nine percent, from $386 per thousand board feet in 2014 to $352 per thousand board feet in 2015. Lumber sales volume decreased five percent, from 129.3 million board feet in 2014 to 123.2 million board feet in 2015. The average sales price for MDF decreased from $580 per thousand square feet in 2014, to $569 per thousand square feet in 2015. MDF sales volume decreased to 47 million square feet in 2015, a 21 percent decrease from 59.6 million square feet sold in 2014. Residential lot sales for the first half of 2015 totaled 14 lots at an average sales price per lot of $66,900, compared to 30 lots at an average of $89,700 per lot for the same period of 2014. There were no commercial acreage sales in the first six months of 2015, while the Company sold approximately 1.72 acres of commercial real estate for $500,900 per acre during the first six months of 2014.

Concerning the outlook for the third quarter and year of 2015, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 220,000 to 250,000 tons and 725,000 to 765,000 tons, respectively. Finished lumber production and sales volume are estimated at 60 to 70 million board feet for the third quarter and 260 to 285 million board feet for the year. MDF sales volumes for the third quarter and year of 2015 are forecast to be 20 to 30 million square feet and 100 to 120 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected to be 25 to 35 lots and 75 to 100 lots for the third quarter and year of 2015, respectively. Commercial acreage within Chenal Valley continues to receive interest from potential buyers; however, it is difficult for the Company to predict the timing of closings of any commercial real estate transactions due to their highly uncertain nature, volatility, and the significant number of factors related to any sale.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 23, 2015, at 10:00 a.m. Central Time to discuss second quarter 2015 earnings. Interested parties may participate in the call by dialing 1-866-515-2915 and referencing participant passcode identification number 97886927. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, July 30, 2015, by dialing 1-888-286-8010 and referencing replay passcode identification number 38172887.

Summary financial data and operating statistics for the second quarter of 2015 and six months ended June 30, 2015 with comparisons to 2014 are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Kenneth D. Mann
Vice President of Finance and Administration and CFO
(870) 881-6432

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2015		Three Months Ended June 30, 2014
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$9.9	4.9	10.1	5.3
Manufacturing	38.4	3.5	49.2	8.7
Real Estate	2.8	(0.3)	3.6	0.2
Corporate	—	(5.1)	—	(4.5)
Eliminations	(5.4)	(0.1)	(4.3)	0.1

Total net sales/operating income	$45.7	2.9	58.6	9.8

	Six Months Ended June 30, 2015		Six Months Ended June 30, 2014
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$20.9	11.4	20.5	10.6
Manufacturing	80.6	7.0	95.7	17.0
Real Estate	4.3	(1.1)	7.1	0.4
Corporate	—	(9.7)	—	(9.3)
Eliminations	(11.7)	(0.2)	(9.3)	(0.1)

Total net sales/operating income	$94.1	7.4	114.0	18.6

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$45,681	58,605	94,060	113,984

Costs and expenses
Cost of sales	33,240	39,529	67,256	76,135
Depreciation, amortization, and cost of fee timber harvested	5,291	4,621	10,276	9,464
General and administrative expenses	5,437	4,721	10,299	9,844

Total costs and expenses	43,968	48,871	87,831	95,443

Gain on involuntary conversion of assets	704	—	704	—
Other income - business interruption claim	516	—	516	—

Operating income	2,933	9,734	7,449	18,541

Interest income	—	1	1	3
Interest and other debt expense, net of capitalized interest	(1,646)	(1,560)	(3,274)	(2,735)
Gain on bargain purchase	—	—	—	—
Other income/(expense)	(3)	(18)	104	43

Income before income taxes	1,284	8,157	4,280	15,852

Income tax expense	(453)	(2,859)	(1,536)	(5,643)

Net income	$831	5,298	2,744	10,209

Earnings per common share
Basic	$0.07	0.42	0.22	0.80
Assuming dilution	$0.07	0.42	0.22	0.80

Dividends per common share declared	$0.20	0.20	0.30	0.30
Dividends per common share paid	$0.10	0.10	0.20	0.20

Weighted average common shares outstanding (thousands)
Basic	12,471	12,545	12,462	12,551
Assuming dilution	12,521	12,591	12,518	12,603

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	June 30,	Dec. 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$2,098	2,761
Trade accounts receivable, net of allowance	10,463	9,087
Insurance receivables	6,473	—
Inventories	9,729	11,494
Prepaid expenses and other current assets	4,203	5,964

Total current assets	32,966	29,306

Investment in real estate held for development and sale	56,509	56,139
Timber and timberlands - net	363,984	364,410
Property, plant, and equipment - net	77,319	74,164
Deferred charges and other assets	2,942	3,250

Total assets	$533,720	527,269

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$7,371	6,814
Accrued taxes other than income taxes	3,141	2,149
Deferred revenues and other accrued liabilities	9,580	7,223

Total current liabilities	20,092	16,186

Long-term debt	204,000	203,000
Deferred tax liabilities - net	1,298	1,102
Other noncurrent liabilities	39,426	39,340
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	86,135	86,575
Retained earnings	203,285	204,327
Treasury stock	(9,684)	(11,978)
Accumulated other comprehensive loss	(10,960)	(11,411)

Total stockholders’ equity	268,904	267,641

Total liabilities and stockholders’ equity	$533,720	527,269

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Six Months Ended June 30,
	2015	2014
Operating activities
Net income	$2,744	10,209
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	10,276	9,464
Stock-based compensation expense	1,678	1,606
Deferred income taxes	(487)	(1,207)
Real estate development capital expenditures	(1,293)	(512)
Real estate costs recovered upon sale	585	1,732
Timberland costs recovered upon sale	25	174
Net increase in liabilities for pension and other postretirement benefits	1,802	481
(Increase)/decrease in operating working capital other than cash and cash equivalents	369	(6,658)
Other - changes in assets and liabilities	(1,100)	(450)

Net cash provided by operating activities	14,599	14,839

Investing activities
Capital expenditures requiring cash, excluding real estate development	(13,102)	(6,231)
Timberland acquisition expenditures requiring cash	(581)	(118,106)
Net change in purchased stumpage inventory	(574)	(588)
Net change in funds held by trustee	—	—
Other - net	308	275

Net cash required by investing activities	(13,949)	(124,650)

Financing activities
Proceeds from borrowings	2,000	120,000
Repayments of notes payable and long-term debt	(1,000)	—
Treasury stock purchases	(16)	(3,790)
Common stock dividends paid	(2,523)	(2,539)
Proceeds from stock option exercises	545	59
Excess tax benefits from stock-based compensation expense	54	143
Other - net	(373)	(321)

Net cash provided/(required) by financing activities	(1,313)	113,552

Net increase/(decrease) in cash and cash equivalents	(663)	3,741
Cash and cash equivalents at January 1	2,761	4,374

Cash and cash equivalents at June 30	$2,098	8,115

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Thousands of dollars)	2015	2014	2015	2014
Capital expenditures
Woodlands	$913	426	2,221	1,843
Manufacturing	6,017	2,383	10,160	3,807
Real Estate (includes development expenditures)	1,242	473	1,509	771
Corporate	138	32	140	35

Total capital expenditures	$8,310	3,314	14,030	6,456

Timberland acquition expenditures	$563	11,479	619	118,106

Woodlands
Pine sawtimber harvested from fee lands - tons	189,480	170,737	421,014	380,285
Pine sawtimber price - per ton	$27	25	27	24

Pine pulpwood harvested from fee lands - tons	120,459	123,707	212,132	232,716
Pine pulpwood price - per ton	$10	8	10	8

Timberland sales - acres	38	185	58	345
Timberland sales price - per acre	$2,500	1,700	2,300	1,400

Manufacturing
Finished lumber sales - thousands of board feet	61,882	64,984	123,177	129,260
Finished lumber price - per thousand board feet	$347	393	352	386
Finished MDF sales - (3/4 inch basis) thousands of square feet	20,514	31,112	46,961	59,577
Finished MDF price - (3/4 inch basis) per thousand square feet	$565	583	569	580

Real Estate
Residential
Lots sold	12	7	14	30
Average sales price - per lot	$69,500	92,300	66,900	89,700

Commercial
Acres sold	—	1.72	—	1.72
Average sales price - per acre	$—	500,900	—	500,900